Exhibit 99.1

Trovagene, Inc. Announces Third Quarter 2015 Financial Results

SAN DIEGO, CA — November 9, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and nine months ended September 30, 2015.

“During the quarter, we made great progress introducing our liquid biopsy solution for cancer monitoring to physicians under our Clinical Experience Program,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “In addition to our clinical study programs, we are now building a compendium of case studies in real-world settings that demonstrate the ability of our platform to improve the management of cancer patients by determining mutational status and tracking actionable mutations for response to therapy and disease progression. Our goals over the next several quarters remain clear and include increasing the number of oncologists using our assays in clinical practice, presenting and publishing additional clinical study results supporting the utility of our tests, and expanding the mutation coverage of our platform. Liquid biopsy for cancer monitoring offers tremendous potential, and our strong balance sheet positions us to execute on our business plan, improve the care of cancer patients, and increase shareholder value.”

Third Quarter 2015 Financial Results

For the third quarter ended September 30, 2015, Trovagene reported a net loss of $2.7 million, or $0.23 per fully diluted common share, as compared to a net loss of $5.4 million, or $0.28 per share, for the three months ended September 30, 2014. The decrease in net loss is primarily due to changes in the fair market value of derivative instruments during the third quarter of 2015 as compared to the prior year comparable period, partially offset by increased operating expenses.

Nine Months 2015 Financial Results

For the nine months ended September 30, 2015, Trovagene reported a net loss of $20.1 million, or $0.96 per fully diluted common share, as compared to a net loss of $9.7 million, or $0.62 per share, for the nine months ended September 30, 2014. The increase in net loss is primarily due to increased operating expenses and changes in the fair market value of derivative instruments during the first nine months of 2015 as compared to the prior year comparable period.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of approximately $74 million on September 30, 2015, as compared to approximately $27.3 million on December 31, 2014.

Review of Third Quarter Announcements Demonstrate Continued Progress in Development Programs and Commercialization

•                  Formed Trovagene Research Institute subsidiary; Alberto Bardelli, Ph.D. appointed as Scientific Director

•                  Core technologies and intellectual property transferred from University of Torino

•                  Presented clinical data at the 2015 European Cancer Congress (ECC)

•                  Quantitative detection and monitoring of circulating tumor DNA (ctDNA) and driver mutations can be used to rapidly determine treatment response

•                  Presented clinical data at the World Lung Congress on Lung Cancer

•                  Urine-based liquid biopsy platform shown to detect the impact of cancer therapy within 24 hours

•                  Presented clinical data at the Next Generation DX summit

•                  Clinical data in lung, colorectal, and pancreatic cancer demonstrate the utility of Trovagene’s Precision Cancer Monitoring platform as an important disease management tool

•                  Initiated study to monitor response to immunotherapy in melanoma patients

•                  Study objective is to deliver a urinary liquid biopsy-based solution to provide faster and more accurate information for measuring response to immunotherapy

•                  Released results from second large-scale clinical trial for urine based HPV-HR assay

•                  Results demonstrate the ability to detect high-risk HPV from precancerous lesions with high sensitivity using a convenient and non-invasive urine sample

•                  Completed offering of common stock

•                  Company raises gross proceeds of approximately $40.3 million

Reiteration of 2015 Goals and Objectives

•                  Introduce and gain adoption of our PCM platform among strategically selected clinicians and institutions

•                  Complete and conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s PCM platform as they become available

•                  Complete CLIA development and release additional urine-based assays to expand Trovagene’s liquid biopsy platform for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D and commercial collaborations with pharmaceutical companies

A live webcast of the Company’s conference call to review its third quarter results will be available online at http://trovagene.investorroom.com/events. To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10074767. To access the telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10074767. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. The Company is providing the information in this release as of the date of this release and specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue:
Royalty	$51	$57	$223	$214
License fees	—	—	—	10
Diagnostic service	6	—	11	—
Total Revenue	57	57	234	224

Costs and expenses:
Cost of revenue	174	—	430	—
Research and development	2,546	1,990	7,428	4,830
Selling and marketing	1,798	540	4,509	1,700
General and administrative	1,949	1,467	5,756	4,135
Total operating expenses	6,467	3,997	18,123	10,665

Loss from operations	(6,410)	(3,940)	(17,889)	(10,441)

Other income (expense):
Interest income	17	3	33	8
Interest expense	(352)	(390)	(1,133)	(454)
(Loss) gain from change in fair value of derivative instruments- warrants	4,017	(1,029)	(1,105)	1,220
Other (income) loss, net	(8)	(19)	4	25
Net loss and comprehensive loss	$(2,736)	$(5,375)	$(20,090)	$(9,642)
Preferred stock dividend	(6)	(6)	(18)	(17)
Net loss and comprehensive loss attributable to common stockholders	$(2,742)	$(5,381)	$(20,108)	$(9,659)
Net loss per common share - basic	$(0.10)	$(0.28)	$(0.80)	$(0.51)
Net loss per common share - diluted	$(0.23)	$(0.28)	$(0.96)	$(0.62)
Weighted average shares outstanding - basic	28,560	18,903	25,015	18,903
Weighted average shares outstanding - diluted	29,128	18,903	25,204	19,013

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$74,150	$27,294
Accounts receivable	67	57
Prepaid expense and other assets	601	369
Total current assets	74,818	27,720
Property and equipment, net	1,842	840
Other assets	363	337
Total Assets	$77,023	$28,897

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,100	748
Accrued expenses	2,124	1,842
Current portion of long-term debt	3,745	1,898
Total current liabilities	6,969	4,488

Long-term debt, less current portion	11,519	13,053
Derivative financial instruments	3,676	3,006
Total Liabilities	22,164	20,547

Stockholders’ equity	54,859	8,350
Total liabilities and stockholders’ equity	$77,023	$28,897

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